Exhibit 99.1

First Horizon Pharmaceutical Corporation

Alpharetta, GA., — (March 21, 2006) – First Horizon Pharmaceutical Corporation (Nasdaq:  FHRX), a specialty pharmaceutical company, today announced that the chairman of its Board of Directors, Dr. John N. Kapoor, through an arrangement with Deutsche Bank Securities, has sold 2 million shares of the Company’s common stock held in various trusts benefiting his family members and by Kapoor Pharma Investments L.P. The Rule 144 sale was conducted as part of an overall plan by Dr. Kapoor to diversify his various securities holdings.

Following the sale, Dr. Kapoor will continue to have beneficial ownership of 5,406,374 shares of the Company’s common stock.

First Horizon is a specialty pharmaceutical company that markets, develops and sells brand name prescription products for the primary service of cardiology and women’s health. First Horizon has a portfolio that includes 15 branded products, of which eight are actively promoted to high prescribing physicians through its recently expanded nationwide sales force in approximately 525 territories. First Horizon’s website address is www.fhrx.com, but information contained therein is not part of this press release.

Contact:

First Horizon Pharmaceutical Corporation

Joseph Schepers, Director, Investor Relations,

678-341-1401

ir@fhrx.com